Exhibit 10.8

RETAIL AND TRAVEL SERVICES AGREEMENT

The following contract (hereinafter the “Agreement”) is made and entered into as of this Feb. 28th, 2020 by and between lxtapa Palace Resort, SA de CV. Paseo de las Garzas #1, lxtapa, Mexico, 40880 (“IPR”), Syndicated Resorts Association, Inc. 5530 S. Valley View Blvd., STE 105, Las Vegas, Nevada. 89118 (“SRA”), and SynchroTec 2 LLC, Orlando, Florida (“SYNC”). In this Agreement, SRA, IPR, SYNC collectively referred to as the “Parties.”

WITNESSETH:

WHEREAS, lxtapa Palace Resort (“IPR”) has qualified and contractually enjoined as an affiliate of Interval International Inc. (Interval) representing a Vacation Exchange Network of 3,200 globally located affiliate resorts. www.intervalworld.com.

WHEREAS, Syndicated Resorts Association, Inc. (“SRA”), NO. 333-222314, having achieved S-1 validation from the U.S. Securities and Exchange Commission (“SEC”), is prepared to submit Form 211 stock ticker symbol application.

WHEREAS, the Parties desire to enter into a marketing and sales agreement whereby SRA, at its cost and expense, will establish a network of independent and company-owned dealerships for Interval sales within the United States of America known as the IPR Vacation Club (the Membership).

WHEREAS, IPR and SRA have agreed to utilize the services of SynchroTec 2, LLC located in Orlando, Florida as the administrative entity that will fulfill all orders. establish white-label websites. provide relevant documents. expend all operating efforts to assure compliance with Interval International, Inc. operational terms and conditions.

WHEREAS, the Parties have agreed that all technical information. as well as Intellectual Properties powered by SYNC. is the one and only (exclusive) entity to manage and control the technology and customer service support requirements of independent and company-owned dealerships that operate under SRA management.

NOW, THEREFORE, in representation of the mutual benefits. obligations, terms. and conditions herein contained. and other good and valuable considerations acknowledged by the Parties, it is now agreed as follows:

1.	Performance, Representations. and Warranties of IPR.

●	IPR, a Mexican corporation, is in compliance and “good standing” with the existing laws of its domicile. IPR represents and warrants Jose Mayoral has full authority to enter into this Agreement in the name of IPR and to transact the business herein contemplated, and is willing, capable and experienced to perform as provided for herein.

●	IPR covenants and warrants that it, and its employees. contractors, and agents. have complied with and shall comply with all applicable State and Federal registrations concerning the Activities contemplated.

●	IPR covenants and agrees that it shall be solely and entirely responsible for all costs and expenses associated with its Administrative activities, including but not limited to. all taxes, fees, charges and expenses.

●	IPR, per its Interval International contract. agrees to provide, obtain. and convey each Membership’s written acknowledgment of receipt of deliverables. All Membership provisions contained and described in the Participation Agreement. the Acknowledgments and the Terms and Conditions for Members and the INTERVAL Basic, Gold or Platinum Participation Agreement. collectively the (Network Documents).

●	IPR acknowledges and agrees that. as used in this Agreement. the Members (the Members) shall mean and include all consumers who execute an SRA/IPR program to which the consumer will acquire a Membership and be entitled to receive the benefits and privileges as described in the Membership documents (Network Documents). The Network Documents comprise the terms of a binding contract between the Parties and the Member of the Program.

●	IPR per its Interval international covenants agrees that it shall provide Fulfillment Services for Members, once the Member duly executes the Network Documents.

2.	Performance, Representations. and Warranties of SRA/SYNC.

●	SRA licensed in good standing under the Nevada State law. William Barber, corporate President and has the authority to enter into this Agreement. SRA shall not violate any Federal, State. or local governmental laws. rules, or regulations while performing its duties according to this Agreement. SRA and its employees, contractors, and agents shall use its best efforts to engage in such Marketing Activities (i) following all applicable laws, (ii) with the highest degree of professional and ethical competence, and (iii) with performance standards set in place by Interval.

●	The SYNC managing director is Jose Mayoral, with William Barber and Brandon Mayoral representing the Board of Members.

●	SRA covenants and warrants that it shall comply with all applicable financing and lending laws in its financed sales of Memberships to the Members, including without limitation, the Federal Truth in Lending Act, and the Regulations promulgated thereunder inclusive of “retail installment sales acts” and lender licensing laws.

●	SRA covenants and agrees that (i) neither it, nor its officers, directors. agents. or representatives shall make any representation concerning any service available through the Members other than those contained in the Network Documents, the IPR /Interval Membership Kit, or the SRA and IPR Websites (as each are hereafter defined) collectively the Members Materials (Members Materials); (ii) all sales of Memberships procured by SRA and its agents and representatives shall comply with applicable requirements. rules, and regulations: and (iii) IPR will monitor and supervise all activities and actions of its agents and representatives and shall take precautions as may be necessary to prevent any violation of the terms of this Agreement and to prevent any false or fraudulent canvasses or solicitations.

●	SRA/SYNC covenants that it shall be responsible for answering and satisfying all consumer and official complaints in connection with its Marketing Activities. SRA shall use its best efforts to assure that all such allegations resolved to the reasonable satisfaction of the consumer and any governmental/official agency as may be involved.

●	SRA agrees that it shall be prohibited from presenting the SRA/IPR Programs as a Resort Exchange Company representative(s) (such as Interval), whether by using their name, logo, trademark, or reputation in any unlawful or unethical manner. Including but not limited to impersonating any affiliated Resort to the program. act as a Resort Exchange company employee, representative, partner, owner, associate, affiliate or collaborator.

●	SRA covenants and agrees that Timeshare Resale is not a program offered by SRA, IPR nor the Resort Exchange Company. There is no participation or relationship in any way between IPR, SRA, and Timeshare Resale companies.

●	SRA/SYNC agrees that during and after any termination of this Agreement, IPR and Interval and any of its Affiliates may contact Members to bring current any due payment for products and services.

●	SRA/SYNC has acquired and will maintain all necessary products, permits, and registrations required to perform the Sales and Marketing Services and its other obligations under this Agreement.

●	Withstanding SRA compliance of its obligations under this Agreement, IPR/SYNC shall provide Fulfillment Services to all Members consistent with its ordinary course of business and the requirements, as stated in the Network Documents, the Members Materials. this Agreement, and applicable law.

3.	Independent Contractor Relationship.

The Parties expressly agree that their relationship shall be that of IPR independent contractors and not that of an employer and employee or principal and agent. The Parties agree that neither shall have a right of control over and to the other. However. each Party concurs as to the objectives and the scope of services required, all as herein set forth. Each Party shall have full power and authority to select the means. manner. and method of performing the work and accomplishing those objectives without detailed direction or control by any other Party. Each Party shall be solely responsible for the compensation payable to its agents. employees, servants, and subcontractors. No agent. employee, or servant of IPR is an employee, agent, or servant of SRA, and no agent, employee, or servant is an employee. agent, or servant of IPR. SRA and IPR shall be solely and entirely responsible for the acts of its agents and employees during its performance of this Agreement, explicitly recognizing that IPR personnel is not an employee or agent of SRA.

4.	No Franchise Relationship or Business Opportunity.

The Parties acknowledge and agree that no franchise relationship or business opportunity, as defined under federal law (16 C.F.R. 436.2) or applicable state law, is created or intended.

5.	Tax and Workers’ Compensation Liability.

The Parties acknowledge and agree that no Party will withhold any taxes from any amounts paid to any other party, nor will any Party pay unemployment compensation or provide workers’ compensation insurance to any other, except as may be required according to an order imposed by a court or administrative agency of competent jurisdiction. Each Party shall be solely responsible for all taxes of every kind and nature concerning its business activities, and the other Party shall have no responsibility for the same. Each Party agrees to file all required tax forms and pay all related taxes as to its business activities.

6.	Confidential Information.

(a)	The Parties shall not at any time during the term of this Agreement and continuing Two-Years after termination of this Agreement, divulge or use for its purposes or the purposes of any third party, any trade secrets, confidential or business information relating to the business affairs of SRA, that is not commonly known to the public or required to be disclosed according to court order or other legal proceedings. The Parties, by execution hereof, agree that SRA has disclosed to IPR in confidence certain information relating to its business. IPR, by execution hereof, acknowledges and agrees that the disclosure of all such information by SRA to IPR has been in confidence and is of a confidential nature. IPR acknowledges and agrees that it shall not use such confidential information except in direct pursuit of its responsibilities and rights under this Agreement.

(b)	The Parties, by execution hereof, agree that IPR has published to SRA in confidence certain information relating to its business. SRA, by execution hereof, acknowledges and agrees that the disclosure of all such information by lPR to SRA has been in confidence and is of a confidential nature. SRA acknowledges and agrees that it shall not pursue such confidential information except in direct pursuit of its responsibilities and rights under this Agreement. Further, SRA recognizes that it may receive from time to time from IPR lists of established brokers of IPR or its affiliates, and upon receipt of such records and for two (2) years after termination of this Agreement, SRA as a result of this agrees that it will not solicit, on behalf of any person or entity and to IPR’s detriment, any of such established brokers or affiliates. to induce or persuade such persons to purchase from any person or entity other than IPR any travel products or SRA services, which are the same or similar to those products marketed, sold and offered by IPR. As used here, “established broker or affiliate” means any broker with which IPR or its affiliates have an ongoing relationship during the term of the Agreement, which relationship IPR or its affiliates reasonably expect to continue in the foreseeable future.

(c)	The Parties hereto agree that the terms of this Agreement and all communications and performance hereunder. including, but not limited to, the identity of the Members; the number of Members seeking Fulfillment; the identification of particular accommodations provided by IPR in respect to its Fulfillment Services; shall be kept and maintained confidentially by each Party and its Affiliates, and shall not be disclosed to any third party; provided, however, that the terms hereof may available to the Parties’ legal advisors and financial representatives in respect to counsel and advice provided by such representative or counsel.

(d)	It is agreed by the Parties that the above information is not publicly available and that the Parties shall take reasonable precautions and steps to assure that the same remains confidential between them.

7.	Term of Agreement.

The initial term of this Agreement shall commence on the date hereof and continue until one (5) year term after that (the “Initial Term”) unless otherwise terminated earlier under the terms hereof. Unless written notice of termination is delivered to the other party at least sixty (60) days before the end of the Initial Term, then this Agreement shall be automatically extended for an additional one (5) year term unless otherwise terminated earlier, according to the terms hereof

8.	Termination.

All rights on termination listed below require the immediate repayment of monies based on contractually lent terms by SRA to IPR or SYNC in case of breach by either Party of any of the terms hereof.

SRA shall have the right to terminate for a cause this Agreement upon sixty (60) days written notice and 30 days to cure.

IPR or SRA shall have the right to terminate this Agreement, upon ninety (90) days written notice to the other according to the following:

i.	The filing of a voluntary petition in bankruptcy by IPR or SRA or if IPR or SRA shall be adjudicated bankrupt or insolvent, or upon the execution by IPR or SRA of an assignment for the benefit of creditors, or upon the appointment of a receiver for IPR or SRA; provided, however, if cured such filing, petition, assignment, or dismissed with prejudice or terminated within ten {10) days of commencement; and

ii.	The failure of SRA to comply with any material term or provision of this Agreement; provided However, this event considered cured if SRA remedies such as failure of compliance (reasonably satisfactory to IPR) within ten (10) days after receiving written notice of its occurrence.

iii.	Notwithstanding anything contained in this Agreement to the contrary, either party may terminate this Agreement for any reason whatsoever, so long as the party electing to terminate this Agreement provides sixty (60) days· prior written notice to the other.

9.	Effect of Termination.

In the event of any termination of this Agreement, SYNC required to provide all Fulfillment Services to the Members following the terms of the Network Documents and applicable law, and IPR shall not have any responsibility or liability therefore.

10.	Notices.

Any notice, request, demand or other communication required or permitted hereunder shall be given by certified mail, return receipt requested, addressed to the signatory of this Agreement. and shall be given five (5) days after being mailed or one (1) day after being sent via overnight delivery. In the event any notice is to be provided to either Party, a copy of the same be mailed to IPR 3956 Town Center Blvd. PMB 418, Orlando, FL 32837., and to SRA: 5530 S. Valley View Blvd., STE 105, Las Vegas, Nevada. 89118.

11.	Assignment.

This Agreement shall be binding upon the Parties and their respective successors and assigns; provided, however, that IPR understands that (a) SRA shall have the power or right to assign or sell any of its rights or interests in this Agreement but only with the prior written consent of IPR.

12.	Applicable Law.

The Parties waive the right to a jury trial in any action related to these terms and conditions or the relationship between the Parties and INTERVAL or INTERVAL affiliated resorts, any Member, any guest of a Member, and their respective successors and assignees. This Agreement shall be governed by and construed according to the laws of the State of Florida. Any arbitration to enforce this Agreement shall be litigated in the State of Florida. County of Orange, which shall be deemed the proper venue for all purposes.

13.	Arbitration.

The Parties consent and waive the objection to the non-exclusive corporate jurisdiction of and venue in the Florida State courts situated in Orange County, or The State of Nevada, County of Clark in the United States, for all registrations about this Agreement and all cases and controversies under this Agreement or between the Parties.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shalt, if demanded by the Parties, be settled by arbitration administered by the American Arbitration Association following its Commeintervalal Arbitration Rules (including the Emergency Interim Relief Procedures). conducted in the State of Florida, County of Orange, or and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event, any Party commences an action against the other Party to enforce any provision of this Agreement or because of a breach by the other Party of any of the terms hereof; the prevailing party shall not be entitled to recover from the non-performing or breaching Party any attorney’s fees and costs.

14.	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties. Any arrangements, promises, negotiations, representations. or other terms not set forth or referred to in this Agreement are of no force and effect.

15.	Modification.

This Agreement may not be modified or amended except in a written amendment or addendum to this Agreement signed by both Parties hereto.

16.	Interpretation.

Agreed should a provision of this Agreement require litigation, the Parties acknowledge they had the opportunity to participate equally in the preparation of this Agreement.

17.	Survival.

Any representations. covenants, or warranties set forth herein, or in any document, agreement. instrument or certificate simultaneously executed herewith. including without limitation. SRA’s indemnification obligation to IPR shall survive the execution, performance, and termination of this Agreement.

18.	Commercial Efficacy.

IPR. SYNC, and SRA shall use all reasonable efforts to give commercial efficacy to the terms and conditions of this Agreement and to promote the business objectives of each Party hereunder for each Party to accomplish its obligations contemplated by this Agreement.

19.	No Affiliation.

IPR acknowledges that it is a separate and distinct entity contractually affiliated with SRA and SYNC. IPR is aware and positively consents to the sharing of equity between SRA and SYNC.

20.	Miscellaneous.

If any part of this Agreement shall be deemed invalid under applicable law. the remaining portions of this Agreement shall be in full force and effect. In construing this Agreement. the singular tense shall include the plural, and the male or neuter gender shall mean and comprehend all genders whenever such meaning or interpretation is necessary and appropriate. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Neither this Agreement nor a memorandum recorded without both Parties’ prior written consent.

This Agreement shall be binding upon the Parties hereto; their legal representatives, successors and assigns. and the Parties hereto do now covenant and agree that they. their legal representatives. successors and assigns will execute any papers and documents required per this Agreement.

The failure of any Party to exercise any right or remedy provided hereunder is considered a waiver of such right or remedy nor a modification of this Agreement. This Agreement executed in multiple counterparts, each of which can original and, all of which shall constitute the same instrument.

IN WITNESS, this Agreement executed as of the day and year first above written.

SRA: SYNDICATED RESORTS ASSOCIATION, INC.

/s/ William Barber
William Barber, President
Date: 3/2/2020

IPR: IXTAPA PALACE RESORT, SA de CV

/s/ Jose Mayoral
Jose Mayoral, Legal Representative
Date: 2/25/2020